Exhibit 99.1

Dr. Samuel E. Lynch Joins Green Bankshares' Board of Directors

GREENEVILLE, Tenn.--(BUSINESS WIRE)--Green Bankshares, Inc. (NASDAQ: GRNB), today announced that Samuel E. Lynch, D.M.D., D.M.Sc. has joined the Company's Board of Directors, bringing to 15 the number of directors currently serving on the Board.

Dr. Lynch is a successful, seasoned entrepreneur and corporate executive. He is founder of Franklin, Tennessee-based BioMimetic Therapeutics, Inc. (NASDAQ: BMTI). BioMimetic is a biopharmaceutical company that develops and commercializes innovative protein-device combination products to promote the healing of injuries and diseases of the skeleton and associated tissues, including orthopedic, spine and sports injury applications. He has served as President, Chief Executive Officer and a director of the Company since its inception in 1999 and was Chairman of BioMimetic's board of directors until August 2005.

Prior to founding BioMimetic, Dr. Lynch spent over four years at Luitpold Pharmaceuticals, Inc., a US subsidiary of Daiichi Sankyo, Co., Ltd. as Vice President with responsibility for the Osteohealth Co., a division focused on bone and tissue regeneration. Before joining Sankyo-Luitpold, he served on the faculty of Harvard University or associated institutions, from which he earlier received a Certificate of Specialty in Periodontology and a Doctorate of Medical Sciences from the Harvard Medical School. Dr. Lynch's entrepreneurial talents and management capabilities have established him as one of only a small number of individuals within the United States to have discovered a new pharmaceutical product and founded and managed a company from inception through IPO.

Commenting on the announcement, Stan Puckett, Chairman and Chief Executive Officer, said, "We are pleased and fortunate to have Dr. Lynch join our Board. Because of his extensive business and professional background, including direct experience with management in the public-company arena and related high standards for sound corporate governance, and we believe Dr. Lynch will be an excellent addition to our Board. We look forward to his participation as a director and to his counsel about the future direction for Green Bankshares."

Greeneville, Tennessee-based Green Bankshares, Inc., with total assets of approximately $2.956 billion, is the holding company for GreenBank. GreenBank, which traces its origin to 1890, has 65 branches across East and Middle Tennessee, one branch each in Bristol, Virginia, and Hot Springs, North Carolina, and a wealth management office in Gallatin, Tennessee. In addition, GreenBank also conducts separate businesses through three wholly owned subsidiaries: Superior Financial Services, Inc., a consumer finance company; GCB Acceptance Corporation, a consumer finance company specializing in automobile lending; and Fairway Title Co., a title insurance company.

Certain matters discussed in this news release are not historical facts but are "forward-looking statements" within the meaning of and are furnished pursuant to the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Risks and uncertainties related to the Company's business are discussed in the Company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2006, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. The Company undertakes no obligation to update forward-looking statements.

CONTACT:
Green Bankshares, Inc.
James E. Adams, 423-278-3050
Executive Vice President and Chief Financial Officer